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                  RE:  AGREEMENT FOR SALE AND PURCHASE OF GAS




This letter shall confirm the agreement between Mobil Natural Gas Inc. ("Mobil") and Cascade Natural Gas Corporation ("Buyer") for the sale and purchase of gas, in accordance with the provisions hereof, during the period beginning November 1, 1993 and ending at the close of October 31, 1995. When executed by both parties, this Letter Agreement shall constitute a binding agreement between Mobil and Buyer.

Mobil agrees to sell, and Buyer agrees to purchase, natural gas during the term hereof in accordance with the following provisions and the terms and provisions of Appendices A and B, attached to and made part of this Letter Agreement:


1. NATURE OF SALE: Warranty. Mobil warrants that it will deliver gas in accordance with Section 4 of Appendix B, or pay damages subject to the provisions of Section 5 thereof, for its failure to deliver such quantity.

2. TERM: The Term of the Agreement shall be the Effective Period set out in Appendix A, Part I, to this Agreement.

3. QUANTITY: The Maximum Daily Quantity (MDQ) for each day during the term of this Agreement shall be the quantity set out on Appendix A.

4. SALES POINT(S): Title to and possession of gas delivered shall pass from Mobil to Buyer at the Sales Point(s) listed on Appendix A.

5. COMMODITY CHARGE: Buyer agrees to pay Mobil the Commodity Charge indicated on Appendix A for each MMbtu of gas nominated and received by Buyer, except as set forth in Section 3 of Appendix B to this Agreement.

6. RESERVATION CHARGE: Regardless of the amount of gas actually taken by Buyer in any month, Buyer agrees to pay Mobil the Reservation Charge indicated on Appendix A in consideration for Mobil's agreement to make a quantity of gas, up to the MDQ, available each day.

This Letter Agreement and Appendices A and B constitute the parties' entire agreement as to the matters covered hereby.















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If the foregoing correctly reflects your understanding of our agreement, please execute both of the enclosed originals of this Letter Agreement and return one fully executed original to Mobil Natural Gas Inc.




                       Very truly yours,


                       MOBIL NATURAL GAS INC.





                       By:/s/  S. C. Freeman
                               S. C. Freeman
                               Manager - Term Sales & Marketing -North America



ACCEPTED AND AGREED to this   24th   day
of    November   , 1993.

BUYER:         Cascade Natural Gas Corporation

BY;            /s/   King Oberg

NAME (Printed)       King Oberg

TITLE:         Vice President, Gas Supply
























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                                  APPENDIX A

WARRANT LETTER AGREEMENT



Attached to and forming part of the Letter Agreement dated November 1, 1993 between Mobil Natural Gas Inc. and Cascade Natural Gas Corporation.


PART I
                                    MDQ        SALES POINT(S)
Effective Period                 (MMBtu/d)     Location

11/01/1993 - 10/31/9115          10,000        Opal, Wyoming, or as
                                               mutually agreed to
                                               by the parties.

Within this Term, each
"Contract Year" will
extend from Nov. 1 of
each year through Oct. 31
of the following year.            5,000        Piceance, Colorado.



PART II.  PRICE

The Price for gas delivered pursuant to this Letter Agreement at the Sales Point(s) shall be comprised of the following components:

1.   a Commodity Charge, and
2.   a Reservation Fee.

These two components are defined as follows:

1.  Commodity Charge

The Commodity Charge shall be equal to the Commodity Price, in $U.S. per mmBtu, times the number of mmBtu nominated by Buyer and delivered by Mobil to Buyer in each month.

The Commodity Charge shall be equal to:

(a) In the first Contract Year [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] US/mmBtu. Under this pricing arrangement, Buyer must purchase 15,000 mmBtu/d at 100% load factor;

(b) In the second Contract Year, Buyer and Mobil will negotiate a new Commodity Charge. Either of the following options are available:

     (i) A fixed price to be agreed upon by July 30, 1994 which will be based upon the average of the current prices in effect at the time of

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          commitment for natural gas futures contracts for the twelve forward months corresponding to that second Contract Year, as reported by the New York Mercantile Exchange. Under this option, Buyer must purchase 15,000 mmBtu/d at 100% load factor or

     (ii) The Inside F.E.R.C. Index, which shall be determined monthly as the spot price for gas delivered into the Northwest Pipeline Corporation
          - Rocky Mountains, as reported in the publication "Inside F.E.R.C.'s Gas Market Report" (McGraw Hill) under the heading of "Index", for the first Day of the Month or the earliest Day in that Month for which such prices are reported.

     (c) If the parties are unable to conclude a fixed price negotiation by July 30, 1994, the Commodity Price for the second Contract Year will equal the price described in Part II.1.b.ii above.


2.   Reservation Fee

The Reservation Fee shall be equal to [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] of the Commodity Price times the MDQ [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED], times the number of days in the month.
































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APPENDIX B
TERMS & CONDITIONS
WARRANTY LETTER AGREEMENT



1.Definitions:

a. MMBtu: The unit of measurement shall be one million British Thermal Units (MMBtu), determined on the basis of gross heating value (determined at 60 degrees F when saturated with water vapour at an absolute pressure of 14.73 psia, adjusted for water content as delivered).

b. Day: A period from 7:00 A.M. at the Sales Points until 7:00 A.M. on the following day.

c. Month: A period from 7:00 A.M. on the first Day of the calendar month and ending at 7:00 A.M. on the first Day of the following month.

2.   Decontrol:

Buyer and Mobil agree, to the extent they are legally empowered to do so, that gas sold under this Agreement shall not be subject to control by any governmental agency. Instead, the parties intend to have their negotiated price govern.

3.   Buyer's Obligations:

Buyer will notify Mobil, in writing, five working days prior to the end of each Month, of the quantity of gas Buyer will purchase each Day during the next Month. Buyer may nominate any quantity from 85% to 100% of the MDQ but must request the same quantity for each Day of the Month. This quantity so nominated when multiplied by the number of Days in the Month shall equal the Purchase Quantity. Buyer shall pay the Commodity Charge for each mmBtu nominated by Buyer and tendered by Seller at the Sales Point(s) within the Monthly Operating Tolerance, as defined in Term 4 below, of the Purchase Quantity except as to any quantity Buyer is prevented from taking by Force Majeure as defined in Section 9 below. The Commodity Charge includes all taxes, transportation charges, and other addons, attributable to the gas prior to delivery, excluding only sales, use, and gross receipts taxes arising at the time of delivery and/or title passage. Buyer shall pay all sales, use and gross receipts taxes unless Buyer is exempt, by law, from such taxes. Buyer agrees to provide Seller copies of any applicable exemption certificates.

Should Buyer purchase during any Month a quantity of gas less than 85% of the MDQ multiplied by the number of days in the Month ("Monthly Contract Quantity" or "MCQ"), Buyer shall pay to Mobil in the following Month, and immediately after delivery of an invoice therefore, a penalty charge in an amount determined by multiplying $0.30 US per mmBtu by the difference between 85% of the MCQ and the total quantities actually purchased and taken by Buyer during that Month. However, Buyer shall have no obligation to pay such penalty charge to the extent that such shortfall is excused by Force Majeure (as defined in
Section 9 below), or an act or omission of Mobil.
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4.   Seller's Obligation:

Mobil agrees to deliver each Day at the Sales Point(s) a quantity of gas within the Daily Operating Tolerance (+10% of the Purchase Quantity), up to the MDQ. Mobil's obligation to deliver gas during any Month shall be met by deliveries within + 10% (Monthly Operating Tolerance) of the Monthly Purchase Quantity (the sum of the Purchase Quantities in effect each Day during such Month). It is expressly understood and agreed that Mobil is not committing or dedicating any specific reserves or resources of gas to the performance of its obligations under this Agreement. During the Month, Buyer may request a change in the quantity nominated for the remainder of the Month. Mobil may, at its sole option, agree to adjust the quantity nominated for the remainder of the Month, when such adjustments can be made without economic loss to Mobil.

5.   Damages:

Subject to the provisions of this Agreement, if Mobil tenders a quantity of gas that is less than the Purchase Quantity and outside the Daily Operating Tolerance, Mobil shall pay damages for such failure in an amount equal to the increased costs which Buyer demonstrates it paid for replacement Gas. Such increased costs, if any, shall be measured by comparing: (i) the costs Buyer paid for replacement gas delivered to its facilities, and (ii) the costs Buyer would have paid for gas purchased hereunder delivered to its facilities, provided that it is understood that Buyer shall purchase the least expensive replacement gas consistent with consideration of reliability of supply. If, however, any such shortfall does not result in Buyer receiving less gas at its facilities than required, but rather results in an imbalance under Buyer's transportation agreement(s), Mobil shall have no obligation to pay damages for such shortfall; provided that Mobil, upon written demand and after having failed to make-up such imbalance within the maximum period prescribed in Buyer's transportation agreement(s), shall reimburse Buyer for any imbalance penalties caused by Mobil's shortfall and paid by Buyer under its transportation agreement(s). Should either Buyer or Mobil become aware that actual deliveries at the Sales Point(s) are greater or lesser than the Purchase Quantity, and should such variance be outside the Daily Operating Tolerance, such party shall notify the other party's dispatcher by telephone immediately. The parties agree that Mobil shall have no obligation to pay damages or reimburse imbalance penalties to the extent that the shortfall is attributable to any period in which Mobil was not aware that deliveries were not equal to the Purchase Quantity, provided that the variance occurred through no fault of Mobil, and provided that Mobil acted prudently to determine whether deliveries were equal to the Purchase Quantity. Further, Mobil shall have no obligation to pay damages to the extent that such shortfall is excused by Mobil's force majeure or an act or omission of Buyer or Buyer's Transporter. In no event shall Mobil's obligation to pay damages exceed $3.00 per MMBtu of gas not so supplied under this Agreement, and provided further that the total damages payable under this Agreement shall not exceed [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] Buyer's written demand for damages or reimbursement for imbalance penalties must be received within sixty (60) Days after the end of the Month for which damages or imbalance penalties are claimed or Buyer shall be deemed to have waived any right to seek damages or reimbursement for imbalance penalties for such Month. The remedy in this Sec. 5 shall be the exclusive
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remedy for Mobil's failure to provide gas under this Agreement.  Neither party shall be liable to the other for indirect, consequential, or special damages.

6.   Billing & Payment

Mobil shall provide Buyer an invoice by the 10th Day of each Month showing the quantity of gas delivered at the Sales Points during the preceding Month and the amount due therefor. If actual measurement data is not available, Mobil will estimate the volume delivered using the best information available. Such invoice shall also set out the amount of the applicable sales tax if Mobil's information indicates that such tax is owed, and Buyer has not furnished to Mobil the necessary exemption certificate(s). Buyer shall pay the amount owed for gas, and the amount of any sales tax, by electronic transmission of funds, or other means agreeable to the parties, within ten (10) Days of the date of Mobil's posting its invoice in the U.S. mails or other delivery mechanism or service. A revised invoice will be prepared as soon as actual data is available, and any additional payment, or refund, will be made within 10 days after the posting of Mobil's invoice in the U.S. mails or other delivery mechanism or service. Buyer's obligation to pay for gas nominated and received, reservation charges owed, and pipeline imbalance penalties will not be subject to any suspension for force majeure, and will survive the termination hereof. If Buyer fails to pay any amount when due, interest thereon shall accrue at the lesser of the average prime commercial rate being charged during the period of delinquency by Citibank, N.A., New York, N.Y., or the effective maximum legal rate. Each party has the right, at its expense and during business hours, to examine the pertinent records and books of the other to verify the accuracy of any invoice, charge, or computation.

7.   Measurement, Quality & Pressure:

The parties will agree which, as between them, is responsible for measurement. Measurement requirements will be those in effect on the pipeline system through which gas is transported to the Sales Point(s). Gas tendered by Mobil will meet the quality and pressure specifications of the pipeline and/or facilities at the Sales Point(s) into which gas is delivered.

8.   Warranty of Title:

Mobil warrants, at the time of delivery, Mobil's title to all gas delivered, and that such gas will be free from liens, claims or encumbrances. Mobil indemnifies Buyer against any direct loss, damage or expense Buyer may sustain from a claim involving gas sold hereunder relating to the foregoing warranty or as to events or occurrences prior to its delivery at the Sales Point(s). Buyer agrees to indemnify Mobil against any direct loss, damage, or expense Mobil may sustain from a claim involving gas sold hereunder relating to events or occurrences at or after its delivery at the Sales Point(s).

9.   Force Majeure:

a.   Definition

Force Majeure as used herein shall mean any event beyond the reasonable control of the party in question which prevents, in whole or in part, that party's
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performance of obligations hereunder, and shall include, without limitations:
floods, hurricanes, breakage or accident to machinery, plants or pipelines, failure or inability of Mobil's or Buyer's transporter(s) to transport gas made available hereunder [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] and the operation of governmental authority (except at the request of the party claiming force majeure). Except as provided above, Force Majeure shall not include Buyer's loss of markets or Mobil's inability to secure gas at prices satisfactory to Mobil.

b.   Termination if Extended Force Majeure

In the event that, due to Force Majeure, Seller fails to deliver or Buyer fails to take all or a substantial part of the Gas required hereunder [CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] the party not invoking Force Majeure may, at its option, and without waiving any right to receive payments under this Contract, terminate the Contract upon thirty (30) days written notice.

10.  Processing:

Mobil reserves the right to process gas after delivery at the Sales Point(s), and agrees to indemnify Buyer for any Btu losses and transportation charges incurred by Buyer as a result of Mobil's processing.

11.  Notice:

All notices will be in writing and will be deemed delivered when mailed by U.S. Mail to the address or telecopied to the fax numbers provided below, of the other party. Notice by telecopier shall be effective when received provided a copy is mailed by the U.S. Mail within two (2) working days.

Buyer:         Cascade Natural Gas Corporation
Attention:     Vice President, Gas Supply
Phone:         (206) 624-3900
Fax:           (206) 624-7215

Seller:        Mobil Natural Gas Inc.
Attention:     Manager - Term Sales and Marketing
Phone:         (713) 775-2576/(403) 260-7538
Fax:           (713) 775-4137/(403) 260-7559

12.  Imbalance Penalties:

Should either party, by its acts or omissions, cause an imbalance on pipeline(s) transporting gas hereunder on behalf of the other party, and should such imbalance cause the other party to incur a penalty from its transporter, then the party causing the imbalance shall reimburse the other for any such penalty incurred, provided that the party causing the imbalance receives timely notice and an opportunity to correct the imbalance equal to the time period provided in the transporter's tariff for making up such imbalances. Each party agrees to notify immediately the other party of any notice received from a transporting pipeline that indicates that an imbalance exists which may give rise to a penalty. The parties agree to cooperate immediately to adjust their gas nominations and/or deliveries as necessary to bring deliveries and receipts
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into balance to the extent that penalties are avoided or minimized as much as possible.

13.  Statement of ComPliance:

Unless Seller is exempt or is not subject to the requirements of such laws, Seller certifies that it is in full and complete compliance with all applicable federal and state laws and regulations and amendments thereto, insofar as they relate to nondiscrimination in employment, including among others, Executive Order No. 11246 (Equal Employment Opportunity), effective September 24, 1965, and all regulations of the Secretary of Labour promulgated thereunder; Section 503, Rehabilitation Act of 1973 (29 USC section 793), Executive Order 11758 and regulations relating thereto (41 C.F.R. section 60-741.4); regulations relating to disabled veterans and veterans of the Vietnam era (41 C.F.R. section 60-
250.1 et seq.) and the order of the Secretary of Labour relating thereto; Small Business Act (15 USC section 637) relating to socially and economically disadvantaged small business concerns and the regulations promulgated thereunder, including 48 C.F.R. sections 19.701 et seq., Part 19 of the Federal Acquisition Regulations, 48 C.F.R. sections 219.702 et seq. of the Dept. of Defense regulations, and the regulations relating to labour surplus area subcontracting (48 C.F.R. sections 220.7000 et sec. of the Dept. of Defense regulations and 48 C.F.R. sections 20.000 et seq. of the Federal Acquisition Regulations); and Executive Order 12138 and 48 C.F.R. sections 19.901 et seq. of the Federal Acquisition Regulations regarding utilization of female-owned business enterprises. Seller also certifies that it does not and will not maintain any facilities provided for its employees in segregated manner, or permit its employees to perform their services at any location under its control where segregated facilities are maintained.

14.  Assignment:

This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of either party may not be assigned, except to an affiliate of the assigning party, without prior written consent of the other party, which consent shall not be withheld unreasonably. Either party may pledge such rights to a lender, provided that such lender agrees in writing to be bound by the obligations hereunder to the other party.

15.  Legal and Regulatory:

This Agreement and the rights and obligations of the parties are subject to all present and future valid laws, rules, regulations and orders of any legislative body or duly constituted governmental or regulatory authority now or hereafter having jurisdiction, or purporting to have jurisdiction over this Agreement and the sale and purchase of gas hereunder.

(b) This Agreement shall be interpreted and construed in accordance with the laws of the State of Washington without recourse to the rules for conflicts of laws.

16.  Confidentiality:

Buyer and Seller agree that the terms of this Agreement and any resulting
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transaction shall be kept strictly confidential, except to the extent required by applicable law and except to the extent either Party is required to disclose pertinent information concerning this Agreement to lenders, underwriters or regulators within the normal course of business and except for the release of a mutually agreeable summary of contract terms. If either Party makes such disclosure, it shall advise the leaders, underwriters or regulators that the information disclosed is strictly confidential.

17.  Renewal:

In the event that neither party has defaulted hereunder, the parties agree to enter into good faith negotiations from July 31, 1995 - August 31, 1995 to extend the term of this agreement for a length of time and at a price mutually agreeable to both parties. In the event the parties are unable to reach an agreement, this Agreement shall automatically terminate on October 31, 1995.







































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RE:  LETTER AMENDMENT DATED DECEMBER 8, 1993 TO
     AGREEMENT FOR SALE AND PURCHASE OF GAS
     DATED NOVEMBER 1, 1993

The subject agreement is amended by adding the following to the end of Clause 5
Damages:

5.   Damages:

"If at any time during the Term of this Agreement, the damages due and payable under this Clause 5 equal the maximum amount of damages that may be claimed by Buyer, Buyer may at any time thereafter terminate this Agreement effective five
(5) business days after Seller' receipt of Buyer's written notice of such election."

If you are in agreement with the foregoing, please execute both of the enclosed originals of the Letter Amendment and return one fully executed original to Cynthia Babiy.

                              Yours truly,

                              MOBIL NATURAL GAS INC.




                              By: /s/   S. C. Freeman
                                   S. C. Freeman
                                   Manager - Term Sales and
                                   Marketing - North America


Accepted and Agreed to this 21st day
of December, 1993.


Buyer:              Cascade Natural Gas Corporation

By:                 /s/ King Oberg

Name (Printed):     King Oberg

Title:              Vice President, Gas Supply












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